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Exhibit 99.2

Compensation of Non-Employee Directors

        The compensation and benefits for service as a member of the Board of Directors is determined by the Nominations Committee. Directors employed by us or one of our subsidiaries are not compensated for service on the Board of Directors or on any Committee of the Board of Directors. Our non-employee directors currently receive $25,000 for each year of service as a director plus an additional $5,000 per year for each committee of the Board of Directors on which such non-employee directors serve. Additionally, the chairpersons of each of the Compensation Committee and the Nominations Committee receive an additional $5,000 per year and the chairpersons of each of the Audit Committee and the Litigation Oversight Committee receive an additional $10,000 per year. In addition, Board of Directors members are reimbursed for expenses incurred in connection with attendance at Board of Directors and committee meetings. Non-employee directors also receive stock option awards under our stock option plans, which awards currently include an initial option to purchase 45,000 shares of common stock upon joining the Board of Directors as a director and thereafter each non-employee director who continues to serve on the Board of Directors automatically receives an annual grant of an option to acquire 15,000 shares upon his or her election at the annual meeting.

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Compensation of Non-Employee Directors